Exhibit 99.1

FINANCIAL STATEMENTS

ROCKIES EXPRESS
PIPELINE LLC

For the years ended December 31, 2015, 2014 and 2013

Independent Auditor’s Report
To the Board of Directors of Rockies Express Pipeline LLC:
We have audited the accompanying financial statements of Rockies Express Pipeline LLC, which comprise the balance sheets as of December 31, 2015 and December 31, 2014, and the related statements of income, members’ equity, and cash flows for each of the three years in the period ended December 31, 2015.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rockies Express Pipeline LLC as of December 31, 2015 and December 31, 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
As described in Note 6 to the financial statements, the Company has significant transactions with related parties. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP
February 26, 2016

ROCKIES EXPRESS PIPELINE LLC
STATEMENTS OF INCOME

	Years Ended December 31,
	2015	2014	2013
	(in millions)
Revenues:
Natural gas sales	$2.1	$36.7	$40.0
Transportation services	779.0	703.6	692.6
Total Revenues	781.1	740.3	732.6
Operating Costs and Expenses:
Cost of natural gas sales (exclusive of depreciation and amortization shown below)	2.3	32.3	53.0
Cost of transportation services (exclusive of depreciation and amortization shown below)	30.2	29.8	31.0
Operations and maintenance	21.2	19.4	24.8
Depreciation and amortization	199.4	195.1	193.3
General and administrative	26.7	21.5	18.4
Taxes, other than income taxes	73.9	70.8	76.2
Total Operating Costs and Expenses	353.7	368.9	396.7
Operating Income	427.4	371.4	335.9
Other (Expense) Income:
Interest expense, net	(170.1)	(185.3)	(188.3)
Loss on extinguishment of debt	—	—	(12.0)
Other income, net	6.6	3.3	0.8
Total Other Expense, net	(163.5)	(182.0)	(199.5)
Net Income to Members	$263.9	$189.4	$136.4

The accompanying notes are an integral part of these financial statements.

ROCKIES EXPRESS PIPELINE LLC
BALANCE SHEETS

	December 31,
	2015	2014
	(in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$48.0	$78.0
Accounts receivable, net	87.6	63.8
Gas imbalances	1.7	3.5
Other current assets	2.6	1.7
Total Current Assets	139.9	147.0
Property, plant and equipment, net	5,941.0	5,840.2
Deferred charges and other assets	19.0	18.1
Total Noncurrent Assets	5,960.0	5,858.3
Total Assets	$6,099.9	$6,005.3
LIABILITIES AND MEMBERS' EQUITY
Current Liabilities:
Accounts payable	$29.0	$22.9
Gas imbalances	1.5	3.5
Accrued interest	56.3	59.9
Accrued taxes	68.2	64.6
Regulatory liability	0.5	10.4
Current portion of long-term debt	—	450.0
Customer advances for construction	12.3	—
Accrued other current liabilities	12.0	3.1
Total Current Liabilities	179.8	614.4
Long-term Liabilities and Deferred Credits:
Long-term debt	2,557.9	2,555.1
Other long-term liabilities and deferred credits	44.0	15.6
Total Long-term Liabilities and Deferred Credits	2,601.9	2,570.7
Commitments and Contingencies
Members' Equity:
Members' equity	3,318.2	2,820.2
Total Members' Equity	3,318.2	2,820.2
Total Liabilities and Members' Equity	$6,099.9	$6,005.3

The accompanying notes are an integral part of these financial statements.

ROCKIES EXPRESS PIPELINE LLC
STATEMENTS OF MEMBERS' EQUITY

	Year Ended December 31, 2015
	Total	Rockies Express Holdings, LLC	Sempra REX Holdings, LLC	P66REX LLC
	(in millions)
Members' Equity:
Beginning Balance	$2,820.2	$1,410.0	$705.1	$705.1
Net Income to Members	263.9	131.9	66.0	66.0
Contributions from Members	733.1	366.5	183.3	183.3
Distributions to Members	(499.0)	(249.4)	(124.8)	(124.8)
Ending Balance	$3,318.2	$1,659.0	$829.6	$829.6

	Year Ended December 31, 2014
	Total	Rockies Express Holdings, LLC	Sempra REX Holdings, LLC	P66REX LLC
	(in millions)
Members' Equity:
Beginning Balance	$2,826.8	$1,413.2	$706.8	$706.8
Net Income to Members	189.4	94.6	47.4	47.4
Contributions from Members	165.7	83.1	41.3	41.3
Distributions to Members	(361.7)	(180.9)	(90.4)	(90.4)
Ending Balance	$2,820.2	$1,410.0	$705.1	$705.1

	Year Ended December 31, 2013
	Total	Rockies Express Holdings, LLC	Sempra REX Holdings, LLC	P66REX LLC
	(in millions)
Members' Equity:
Beginning Balance	$3,002.9	$1,501.3	$750.8	$750.8
Net Income to Members	136.4	68.2	34.1	34.1
Contributions from Members	31.7	15.9	7.9	7.9
Distributions to Members	(344.2)	(172.2)	(86.0)	(86.0)
Ending Balance	$2,826.8	$1,413.2	$706.8	$706.8

The accompanying notes are an integral part of these financial statements.

ROCKIES EXPRESS PIPELINE LLC
STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2015	2014	2013
	(in millions)
Cash Flows from Operating Activities:
Net Income to Members	$263.9	$189.4	$136.4
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	204.8	201.1	199.4
Loss on extinguishment of debt	—	—	12.0
Changes in components of working capital:
Accounts receivable	(23.8)	6.3	3.1
Current regulatory assets and liabilities, net	(10.2)	(15.2)	37.8
Other current assets and liabilities	(0.9)	0.6	0.1
Accounts payable	7.4	0.8	(7.3)
Accrued Taxes	—	(3.1)	(1.6)
Customer deposits	32.2	—	—
Other, net	(3.0)	(6.9)	0.9
Net Cash Provided by Operating Activities	470.4	373.0	380.8
Cash Flows from Investing Activities:
Capital expenditures	(281.9)	(158.6)	(41.6)
Other investing, net	(1.9)	(2.0)	(2.1)
Net Cash Used in Investing Activities	(283.8)	(160.6)	(43.7)
Cash Flows from Financing Activities:
Distributions to Members	(499.0)	(361.7)	(344.2)
Contributions from Members	733.1	165.7	31.7
Proceeds from issuance of debt	—	—	525.0
Repayment of debt	(450.0)	—	(511.7)
Payments for deferred financing costs	(0.7)	—	(10.4)
Net Cash Used in Financing Activities	(216.6)	(196.0)	(309.6)
Net Change in Cash and Cash Equivalents	(30.0)	16.4	27.5
Cash and Cash Equivalents, beginning of period	78.0	61.6	34.1
Cash and Cash Equivalents, end of period	$48.0	$78.0	$61.6
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest (net of capitalized interest)	$170.7	$181.3	$183.9
Schedule of Noncash Investing and Financing Activities:
Increase in accrual for payment of property, plant and equipment	$8.4	$—	$12.1

The accompanying notes are an integral part of these financial statements.

ROCKIES EXPRESS PIPELINE LLC
NOTES TO FINANCIAL STATEMENTS

1. Description of Business
Rockies Express Pipeline LLC (“Rockies Express”) is a Federal Energy Regulatory Commission ("FERC") regulated natural gas transportation system with approximately 1,712 miles of natural gas pipeline consisting of three segments: (i) a 328-mile pipeline from the Meeker Hub in northwest Colorado, across southern Wyoming to the Cheyenne Hub in Weld County, Colorado, (ii) a 714-mile pipeline from the Cheyenne Hub to an interconnect in Audrain County, Missouri, and (iii) a 643-mile pipeline from Audrain County, Missouri to Clarington, Ohio. There are approximately 27 miles of laterals along the course of the entire Rockies Express system. The Rockies Express system is capable of transporting 2.0 billion cubic feet per day of natural gas from Meeker, Colorado to the Cheyenne Hub and 1.8 billion cubic feet per day from the Cheyenne Hub to Clarington, Ohio. The Seneca Lateral service made available in June 2014 can receive up to 250,000 dekatherms (“Dth”) per day. The Seneca Compression Expansion Project facilities placed into service in January 2015 increased the capacity from 250,000 Dth per day to 600,000 Dth per day. The Zone 3 East-to-West Project was placed into commercial service on August 1, 2015 and creates an additional 1.2 million Dth per day of firm takeaway capacity from the Utica and Marcellus Shale Plays and the Appalachian Basin, as further discussed in Note 7 - Regulatory Matters.
The member interests and voting rights in Rockies Express are as follows:

•	50% - Rockies Express Holdings, LLC, an indirect wholly owned subsidiary of Tallgrass Development, LP (“TD”);

•	25% - Sempra REX Holdings, LLC, a wholly owned subsidiary of Sempra Energy and the successor-in-interest to P&S Project I, LLC; and

•	25% - P66REX LLC, formerly known as COPREX LLC, a wholly owned subsidiary of Phillips 66.
2. Summary of Significant Accounting Policies
Basis of Presentation
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from these estimates. Certain prior year amounts have been reclassified to conform to the current presentation. As discussed below in "New Accounting Pronouncements," debt issuance costs have been reclassified from deferred charges and other assets to long-term debt in the accompanying balance sheets for all periods presented.
Cash and Cash Equivalents
Rockies Express considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are carried at their estimated collectible amounts. Rockies Express makes periodic reviews and evaluations of the appropriateness of the allowance for doubtful accounts based on a statistical analysis of historical defaults, and adjustments are recorded as necessary for changes in circumstances and customer-specific information. When specific receivables are determined to be uncollectible, the reserve and receivable are relieved. Our allowance for doubtful accounts totaled $1.0 million and $0.5 million at December 31, 2015 and 2014, respectively.

Fuel Recovery Mechanism
Rockies Express obtains natural gas quantities from its shippers as reimbursement for fuel consumed at compressor stations and other locations on its system as well as for natural gas quantities lost and otherwise unaccounted for, in accordance with its tariff and applicable contract terms. Rockies Express tracks the volume and value of associated over- or under-collections of fuel and lost and unaccounted for quantities through a tracking mechanism referred to as “fuel tracker.” Those amounts are recorded as an addition or reduction to a regulatory asset or liability balance representing the amounts to be recovered from or refunded to customers through the fuel tracker mechanisms. Fuel tracker volumes are valued using a weighted-average monthly index price.
Accounting for Regulatory Activities
Rockies Express' regulated activities are accounted for in accordance with the “Regulated Operations” Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”). This Topic prescribes the circumstances in which the application of GAAP is affected by the economic effects of regulation. Regulatory assets and liabilities represent probable future revenues or expenses to Rockies Express associated with certain charges and credits that will be recovered from or refunded to customers through the ratemaking process. Rockies Express had recorded regulatory liabilities of $0.5 million and $10.4 million, primarily attributable to fuel tracker costs, in the balance sheets at December 31, 2015 and 2014, respectively. For additional details see Note 9 - Regulatory Matters.
Gas Imbalances
Gas imbalances receivable and payable reflect gas volumes owed between Rockies Express and its customers. Gas imbalances represent the difference between customer nominated versus actual gas receipts from and gas deliveries to interconnecting pipelines under various operational balancing agreements. Gas imbalances are settled in cash or made up in-kind subject to the terms of the various agreements and are valued at the average monthly index price.
Property, Plant and Equipment
Property, plant and equipment is stated at historical cost, which for constructed assets includes indirect costs such as payroll taxes, other employee benefits, allowance for funds used during construction and other costs directly related to the projects. Expenditures that increase capacities, improve efficiencies or extend useful lives are capitalized and depreciated over the remaining useful life of the asset or major asset component. We also capitalize certain costs directly related to the construction of assets, including internal labor costs, interest and engineering costs.
Routine maintenance, repairs and renewal costs are expensed as incurred. The cost of normal retirements of depreciable utility property, plant and equipment, plus the cost of removal less salvage value and any gain or loss recognized, is recorded in accumulated depreciation with no effect on current period earnings. Gains or losses are recognized upon retirement of property, plant and equipment constituting an operating unit or system, and land, when sold or abandoned and costs of removal or salvage are expensed when incurred.
Rockies Express maintains natural gas in its pipeline, known as “line pack,” which serves to maintain the necessary pressure to allow efficient transmission of natural gas. Line pack is capitalized within “Property, plant and equipment, net” on the balance sheets and depreciated over the estimated useful life of the pipeline.
Impairment of Long-Lived Assets
Rockies Express reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss results when the estimated undiscounted future net cash flows expected to result from the asset's use and its eventual disposition are less than its carrying amount. Rockies Express assesses its long-lived assets for impairment in accordance with the relevant Codification guidance. A long-lived asset is tested for impairment whenever events or changes in circumstances indicate its carrying amount may exceed its fair value.
Examples of long-lived asset impairment indicators include:

•	a significant decrease in the market value of a long-lived asset or group;

•	a significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition;

•
a significant adverse change in legal factors or in the business climate could affect the value of a long-lived asset or asset group, including an adverse action or assessment by a regulator which would exclude allowable costs from the rate-making process;

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the long-lived asset or asset group;

•
a current period operating cash flow loss combined with a history of operating cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; and

•	a current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.
When an impairment indicator is present, Rockies Express first assesses the recoverability of the long-lived assets by comparing the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset to the carrying amount of the asset. If the carrying amount is higher than the undiscounted future cash flows, the fair value of the assets is assessed using a discounted cash flow analysis to determine the amount of impairment, if any, to be recognized.
Depreciation and Amortization
Depreciation is computed based on the straight-line method over the estimated useful lives of property, plant and equipment. The annual composite rate of depreciation for the years ended December 31, 2015, 2014 and 2013 was 2.86%.
Allowance for Funds Used During Construction
Included in the cost of “Property, plant and equipment, net” on the Balance Sheets is an allowance for funds used during construction (“AFUDC”). AFUDC represents the estimated cost of debt, from borrowed funds, or the estimated cost of capital, from equity funds, during the construction period.
Revenue Recognition
Rockies Express recognizes revenue from natural gas sales when the natural gas is sold at a fixed or determinable price, delivery has occurred and title has transferred, and collectability of the revenue is reasonably assured. Rockies Express provides various types of natural gas transportation services to its customers in which the natural gas remains the property of these customers at all times. In many cases (generally described as “firm service”), the customer pays a two-part rate that includes (i) a fixed-fee reserving the right to transport natural gas in Rockies Express' facilities and (ii) a per-unit rate for volumes actually transported. The fixed-fee component of the overall rate is recognized as revenue in the period the service is provided. The per-unit charge is recognized as revenue when the volumes are delivered to the customers' agreed upon delivery point. In other cases (generally described as “interruptible service”), there is no fixed-fee associated with the services because the customer accepts the possibility that service may be interrupted at the discretion of Rockies Express in order to serve customers who have purchased firm service. In the case of interruptible service, revenue is recognized in the same manner utilized for the per-unit rate for volumes transported under firm service agreements.
In addition to its “firm” and “interruptible” transportation services, Rockies Express also provides a natural gas park and loan service to assist customers in managing a short-term gas surplus or deficit and a pooling and wheeling service to assist customers in the aggregation of gas supply from physical point(s) within a specified hub to a central pooling point and the re-delivery of gas supply to physical points within the same hub. Revenues are recognized as services are provided, in accordance with the terms negotiated under these contracts.
Debt Issuance Costs
Debt issuance costs are amortized to interest expense over the life of the debt using the straight-line-method, which approximates the effective interest rate method.

Deferred Charges and Deferred Credits
Rockies Express has $6.5 million remaining of an initial $20.0 million deferred charge and deferred credit relating to a customer contract. The deferred charge is being amortized using a straight-line-method over the life of the related contract. Amortization of the deferred charge for each of the years ended December 31, 2015, 2014 and 2013 was $2.0 million and is included within transportation services revenues in the accompanying statements of income. The deferred credit is payable over a period of 10 years.
Environmental Matters
Rockies Express expenses or capitalizes, as appropriate, environmental expenditures that relate to current operations. Rockies Express expenses amounts that relate to an existing condition caused by past operations that do not contribute to current or future revenue generation. Rockies Express does not discount environmental liabilities to a net present value, and records environmental liabilities when environmental assessments and/or remedial efforts are probable and costs can be reasonably estimated. Generally, recording of these accruals coincides with the completion of a feasibility study or a commitment to a formal plan of action.
Fair Value
Fair value, as defined in the fair value measurement accounting guidance, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, or exit price. The fair value measurement accounting guidance requires that Rockies Express make assumptions that market participants would use in pricing an asset or liability based on the best information available. These factors include nonperformance risk (the risk that an obligation will not be fulfilled) and credit risk of the reporting entity (for liabilities) and of the counterparty (for assets). The fair value measurement guidance prohibits the inclusion of transaction costs and any adjustments for blockage factors in determining the instruments' fair value. The principal or most advantageous market should be considered from the perspective of the reporting entity. The fair value of current financial assets and liabilities approximate their reported carrying amounts as of December 31, 2015 and 2014.
Income Taxes
Rockies Express is a limited liability company that has elected to be treated as a partnership for income tax purposes. Accordingly, no provision for federal or state income taxes has been recorded in the financial statements of Rockies Express and the tax effects of Rockies Express' activities accrue to its Members.
New Accounting Pronouncements
Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 provides a comprehensive and converged set of principles-based revenue recognition guidelines which supersede the existing industry and transaction-specific standards. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, entities must apply a five step process to (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 also mandates disclosure of sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The disclosure requirements include qualitative and quantitative information about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract.
The amendments in ASU No. 2014-09 are effective for nonpublic entities for annual reporting periods beginning after December 15, 2018, and for interim periods within annual periods beginning after December 15, 2019. Early application is permitted beginning after December 15, 2016. Rockies Express is currently evaluating the impact of ASU No. 2014-09.

ASU No. 2015-03, "Interest—Imputation of Interest (Subtopic 835-30)"
In April 2015, the FASB issued ASU No. 2015-03, Interest—Imputation of Interest (Subtopic 835-30). ASU 2015-03 provides guidance regarding the presentation of debt issuance costs requiring debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this Update.
The amendments in ASU No. 2015-03 are effective for nonpublic entities for annual reporting periods beginning after December 15, 2015, and for interim periods within annual periods beginning after December 15, 2016. Early adoption of the amendments in this Update is permitted for financial statements that have not been previously issued. Rockies Express has elected to early adopt ASU No. 2015-03 for the year ended December 31, 2015. As a result, debt issuance costs of $15.1 million and $17.6 million as of December 31, 2015 and 2014, respectively, have been reclassified from deferred charges and other assets to long-term debt in the accompanying balance sheets.
ASU No. 2015-11, "Inventory (Topic 330): Simplifying the Measurement of Inventory"
In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330), Simplifying the Measurement of Inventory. ASU No. 2015-11 establishes a "lower of cost and net realizable value" model for the measurement of most inventory balances. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.
The amendments in ASU No. 2015-11 are effective for nonpublic entities for annual periods beginning after December 15, 2016 and interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted. We are currently evaluating the impact of ASU 2015-11.
3. Property, Plant and Equipment
Rockies Express' property, plant and equipment, net consisted of the following:

	December 31,
	2015	2014
	(in millions)
Natural gas pipelines	$6,972.8	$6,827.5
General and other	99.0	98.5
Construction work in progress	202.0	50.3
Accumulated depreciation and amortization	(1,332.8)	(1,136.1)
Total property, plant and equipment, net	$5,941.0	$5,840.2
Depreciation expense was approximately $199.4 million, $195.1 million and $193.3 million for the years ended December 31, 2015, 2014, and 2013, respectively. Capitalized interest was $2.8 million, $1.0 million, and $1.0 million for the years ended December 31, 2015, 2014, and 2013, respectively.

4. Financing
Debt
Total outstanding debt as of December 31, 2015 and 2014 consisted of the following:

	December 31,
	2015	2014
	(in millions)
3.90% senior notes due April 15, 2015	$—	$450.0
6.85% senior notes due July 15, 2018	550.0	550.0
6.00% senior notes due January 15, 2019	525.0	525.0
5.625% senior notes due April 15, 2020	750.0	750.0
7.50% senior notes due July 15, 2038	250.0	250.0
6.875% senior notes due April 15, 2040	500.0	500.0
Less: Unamortized debt discount and debt issuance costs	(17.1)	(19.9)
Total debt	2,557.9	3,005.1
Less: Current Portion	—	(450.0)
Total long-term debt	$2,557.9	$2,555.1
The senior notes issued by Rockies Express are redeemable in whole or in part, at Rockies Express' option at any time, at redemption prices defined in the associated indenture agreements.
All payments of principal and interest with respect to the fixed rate senior notes are the sole obligation of Rockies Express. Note holders have no recourse against Rockies Express' Members or their respective officers, directors, employees, shareholders, members, managers, unit holders or affiliates for any failure by Rockies Express to perform or comply with its obligations pursuant to the notes or the indenture. As of December 31, 2015, we were in compliance with the covenants required under the senior notes.
Maturities of Debt
The scheduled maturities of Rockies Express' outstanding debt balances as of December 31, 2015 are summarized as follows (in millions):

Year	Scheduled Maturities
2016	$—
2017	—
2018	550.0
2019	525.0
2020	750.0
Thereafter	750.0
Total scheduled maturities	2,575.0
Unamortized debt discount and debt issuance costs	(17.1)
Total debt	$2,557.9

Rockies Express Revolving Credit Facility
On October 1, 2015, Rockies Express entered into a new $150 million senior unsecured revolving credit facility ("the revolving credit facility") with Wells Fargo Bank, N.A., as administrative agent, and a syndicate of lenders, which will mature on January 31, 2020. The revolving credit facility includes a $75 million sublimit for letters of credit and a $20 million sublimit for swing line loans and may be used for working capital and general company purposes. The revolving credit facility also contains an accordion feature whereby Rockies Express can increase the size of the credit facility to an aggregate of $200 million, subject to receiving increased or new commitments from lenders and the satisfaction of certain other conditions precedent. As of December 31, 2015, there were no outstanding borrowings or letters of credit issued under the revolving credit facility.
Borrowings under the credit facility bear interest, at Rockies Express' option, at either (a) a base rate, which will be a rate equal to the greatest of (i) the prime rate, (ii) the U.S. federal funds rate plus 0.5% and (iii) a one-month reserve adjusted Eurodollar rate plus 1.00% or (b) a reserve adjusted Eurodollar rate, plus, in each case, an applicable margin. For borrowings bearing interest based on the base rate, the applicable margin is initially 1.00%, and for loans bearing interest based on the reserve adjusted Eurodollar rate, the applicable margin is initially 2.00%. After the first full fiscal quarter, the applicable margin will range from 0.50% to 1.25% for base rate borrowings and 1.50% to 2.25% for reserve adjusted Eurodollar rate borrowings, based upon Rockies Express' total leverage ratio. The unused portion of the credit facility is subject to a commitment fee, which ranges from 0.20% to 0.45% based upon Rockies Express' total leverage ratio.
Rockies Express has the option to have the applicable margin determined based on Rockies Express' credit ratings should Rockies Express receive an investment grade credit rating from one or more of the ratings agencies in the future. If Rockies Express were to make an election to exercise this option, the applicable margin would range from 0.125% to 1.00% for base rate borrowings and 1.125% to 2.00% for reserve adjusted Eurodollar borrowings, based on Rockies Express' credit ratings. Under such an election, the commitment fee would range from 0.125% to 0.40%, also based on Rockies Express' credit ratings.
As of December 31, 2015, we were in compliance with the covenants required under the revolving credit facility.
Repayment of 3.90% Senior Notes
The board of directors of Rockies Express approved repayment of the $450 million 3.90% senior notes due April 15, 2015 ("2015 Notes") which was financed through capital contributions by the Members of Rockies Express in proportion to their respective ownership interests. The capital contribution was made by each Member of Rockies Express in accordance with Section 4.3.1 of Rockies Express' Second Amended and Restated Limited Liability Company Agreement, as amended, and was used to repay the 2015 Notes on April 15, 2015.
Fair Value
The following table sets forth the carrying amount and fair value of our long-term debt, which is not measured at fair value in the consolidated balance sheets as of December 31, 2015 and 2014, but for which fair value is disclosed:

	Fair Value
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total	Carrying Amount
	(in millions)
December 31, 2015	$—	$2,412.6	$—	$2,412.6	$2,557.9
December 31, 2014	$—	$3,096.3	$—	$3,096.3	$3,005.1
Long-term debt is carried at amortized cost. The estimated fair value of Rockies Express' outstanding private placement debt is based upon quoted market prices adjusted for illiquid markets. We are not aware of any factors that would significantly affect the estimated fair value subsequent to December 31, 2015.

5. Members' Equity
During the years ended December 31, 2015, 2014, and 2013, Rockies Express made distributions to Members of $499.0 million, $361.7 million, and $344.2 million, respectively. Additional distributions were made subsequent to December 31, 2015. For details see Note 11 - Subsequent Events.
During the years ended December 31, 2015, 2014, and 2013, Rockies Express received contributions from Members of $733.1 million, $165.7 million, and $31.7 million, respectively. Contributions from Members during the year ended December 31, 2015 were used to repay the 2015 Notes, as discussed in Note 4 - Financing, fund the construction and other costs of the Zone 3 East-to-West Project facilities and the Zone 3 Capacity Enhancement project, as discussed in Note 9 - Regulatory Matters, and remaining costs associated with the Seneca Lateral Project facilities, and to increase cash on hand for working capital needs. Contributions from Members during the years ended December 31, 2014 and 2013 were used to fund the construction and other costs of the Seneca Lateral Project facilities, as discussed in Note 9 - Regulatory Matters, as well as to increase cash on hand for working capital needs.
6. Related Party Transactions
Rockies Express has an operating agreement with Tallgrass NatGas Operator, LLC, a subsidiary of TD, under which Tallgrass NatGas Operator, LLC provides and bills Rockies Express for various services at cost including employee labor costs, information technology services, employee health and retirement benefits, and insurance for property and casualty risks. In addition, Tallgrass NatGas Operator, LLC receives a management oversight fee in the amount of 1% of Rockies Express' earnings before interest, taxes, depreciation, and amortization. Rockies Express' practice is to settle receivable and payable balances that exist with affiliates within five business days before the end of each month and true up any balances in the following month.
Totals of significant transactions with affiliated companies are as follows:

	Years Ended December 31,
	2015	2014	2013
	(in millions)
Revenues: Transportation services (1)	$10.8	$13.5	$7.2
Charges from TD:
Compensation, benefits and other charges	$18.5	$17.1	$11.6
General and administrative charges from affiliate	$8.6	$5.9	$6.3
Oversight Fees:
Tallgrass NatGas Operator, LLC	$6.3	$5.7	$5.3
(1) Transportation services revenue for the years ended December 31, 2015, 2014, and 2013 is primarily from Sempra Energy.
Balances with affiliated companies included in the accompanying Balance Sheets are as follows:

	December 31,
	2015	2014
	(in millions)
Receivables from affiliated companies:
Sempra Energy	$1.2	$0.8
Total receivables from affiliated companies	$1.2	$0.8
Payables to affiliated companies:
TD	$2.8	3.1
Total payables to affiliated companies	$2.8	$3.1

Gas imbalances with affiliated shippers are as follows:

	December 31,
	2015	2014
	(in millions)
Affiliate gas balance receivables	$0.2	$0.5
Affiliate gas balance payables	$0.1	$0.3
7. Commitments and Contingent Liabilities
Leases
Total rental expense under operating leases was $29.2 million, $29.3 million, and $29.2 million for the years ended December 31, 2015, 2014, and 2013, respectively. Future minimum commitments related to these leases as of December 31, 2015 are as follows (in millions):

Year	Future Minimum Lease Payments
2016	$29.2
2017	29.2
2018	29.2
2019	29.2
2020	29.2
Thereafter	203.9
Total	$349.9
The amounts of future minimum rental commitments are primarily attributable to a 20-year capacity lease agreement with Overthrust Pipeline Company (“Overthrust”) which commenced on January 1, 2008. The capacity lease provides the right to transport on a firm basis 625,000 Dth of natural gas per day through Overthrust's system from either the Williams Field Services Opal Processing Plant or the TEPPCO Pioneer Processing Plant to the Wamsutter interconnect.
Capital Expenditures Budget
Approximately $267.2 million of Rockies Express' capital expenditure budget for 2016 had been committed for purchases of property, plant and equipment at December 31, 2015.
8. Major Customers
During 2015, three non-affiliated shippers accounted for $187.6 million (24%), $163.0 million (21%), and $104.6 million (13%), respectively of Rockies Express' total revenues. During 2014, four non-affiliated shippers accounted for $186.5 million (25%), $165.2 million (22%), $110.2 million (15%), and $101.4 million (14%), respectively of Rockies Express' total revenues. During 2013, four non-affiliated shippers accounted for $184.1 million (25%), $161.2 million (22%), $121.0 million (17%), and $103.3 million (14%), respectively of Rockies Express' total revenues. We attempt to mitigate credit risk by seeking collateral or financial guarantees and letters of credit from customers.
9. Regulatory Matters
There are currently no proceedings challenging the rates Rockies Express charges. Regulators, as well as shippers on Rockies Express, do have rights, under circumstances prescribed by the applicable regulations, to challenge the rates Rockies Express charges. Rockies Express can provide no assurance that it will not face challenges to the rates it charges in the future. Any successful challenge could adversely affect in a material manner Rockies Express' future earnings and cash flows.

Annual Federal Energy Regulatory Commission (“FERC”) Fuel Tracking Filings – Docket Nos. RP15-584-000 and RP14-1003
On February 27, 2015, Rockies Express made its annual fuel tracker filing with a proposed effective date of April 1, 2015 in Docket No. RP15-584-000. This filing incorporated the revised fuel and lost and unaccounted-for and power cost tracker mechanisms filed in Docket No. RP14-1003. The FERC issued an order accepting the filing on March 26, 2015 and on April 9, 2015, accepted an errata to the February 27, 2015 filing reflecting a corrected rate for the Cheyenne Booster rate (PCT Reimbursement Charge).
Petition for Declaratory Order
In June 2013, in Docket No. RP13-969-000, Rockies Express filed with FERC a Petition for Declaratory Order which sought a ruling that the “most favored nations” or “MFN” provisions contained in Rockies Express' negotiated rate agreements ("NRAs") with its Foundation and Anchor Shippers would not be triggered by certain potential transactions, that is, agreements that Rockies Express may enter into to provide firm transportation service at rates lower than Foundation and Anchor Shippers' rates that (1) have an east to west primary path; (2) are for a term of one year or longer; and (3) are limited to service in one rate zone and therefore do not utilize all of the same facilities or rate zones as the service provided pursuant to the Foundation and Anchor Shipper NRAs. In November 2013, the FERC issued a declaratory order finding that the potential transactions would not trigger the MFN rights of Rockies Express' Foundation and Anchor Shippers. Various parties have filed requests for rehearing of the FERC's declaratory order. The FERC has issued an order for the limited purpose of allowing the agency additional time (beyond the statutorily mandated 30-days) to consider the rehearing requests.
In September 2014, FERC accepted amended contracts with three shippers holding MFN rights on Rockies Express, which reflect the terms of settlements between these shippers and Rockies Express. The settlements provide additional clarity with respect to the applicability of the settling shippers' MFN rights, sharing by Rockies Express of certain transportation revenues, and the withdrawal of the settling shippers from the Petition for Declaratory Order proceeding. Prior to December 2015, only one shipper with current MFN rights was still a party to the proceeding.
In December 2015, FERC accepted an amended contract with the one remaining shipper holding MFN rights on Rockies Express, which reflects the terms of settlements between this shipper and Rockies Express. The settlement provides additional clarity with respect to the applicability of the settling shippers' MFN rights, sharing by Rockies Express of certain transportation revenues, and the withdrawal of the settling shippers from the Petition for Declaratory Order proceeding.
Seneca Lateral Facilities Conversion
On March 2, 2015 in Docket No. CP15-102-000, Rockies Express filed with FERC an application for (1) authorization to convert certain existing and operating pipeline and compression facilities located in Noble and Monroe Counties, Ohio (Seneca Lateral Facilities described in Docket Nos. CP13-539-000 and CP14-194-000) from Natural Gas Policy Act of 1978 Section 311 authority to Natural Gas Act Section 7 jurisdiction, and (2) issuance of a certificate of public convenience and necessity authorizing Rockies Express to operate and maintain the Seneca Lateral Facilities. The application is currently pending FERC approval.
Zone 3 East-to-West Project
In June 2014, in Docket No. CP14-498-000, Rockies Express filed with FERC an application for a certificate of public convenience and necessity for authorization to modify, construct and operate certain facilities that will enable the bi-directional flow of natural gas on the Rockies Express mainline from Monroe County, Ohio to the existing Natural Gas Pipeline Company of America delivery interconnect located in Moultrie County, Illinois. The Zone 3 East-to-West Project facilities will create an additional 1.2 million Dth/day of firm takeaway capacity from the Utica and Marcellus Shale Plays and the Appalachian Basin without the addition of incremental compression horsepower or pipeline looping. The Zone 3 East-to-West Project facilities also include expanded delivery point capacity at certain existing delivery points on the Rockies Express mainline. By order issued February 27, 2015, Rockies Express was granted authorization to construct and operate the Zone 3 East-to-West Project facilities. Construction of the project facilities commenced on March 17, 2015. The Commission issued a Letter Order on July 30, 2015 authorizing Rockies Express to place in service all of the materially completed new facilities as of August 1, 2015. Rockies Express commenced commercial service on the Zone 3 East-to-West Project effective August 1, 2015. Rockies Express placed all remaining Zone 3 East-to-West Project facilities in service on September 1, 2015.

Rockies Express Zone 3 Capacity Enhancement Project
On March 31, 2015 in Docket No. CP15-137-000, Rockies Express filed with FERC an application for authorization to construct and operate (1) three new mainline compressor stations located in Pickaway and Fayette Counties, Ohio and Decatur County, Indiana; (2) additional compression at one existing compressor station in Muskingum County, Ohio; and (3) certain ancillary facilities. The proposed facilities will increase the Rockies Express Zone 3 east-to-west mainline capacity by 800,000 Dth/d from receipts at Clarington, Ohio to corresponding deliveries of 520,000 Dth/d and 280,000 Dth/d to Lebanon, Ohio and Moultrie County, Illinois, respectively. Pursuant to the FERC's obligations under the National Environmental Policy Act, FERC staff issued an Environmental Assessment for the project on August 31, 2015. The application is currently pending FERC approval.
10. Legal and Environmental Matters
Legal
Rockies Express is a defendant in various lawsuits arising from the day-to-day operations of its business. Although no assurance can be given, Rockies Express believes, based on its experiences to date, that the ultimate resolution of such items will not have a material adverse impact on its business, financial position, results of operations or cash flows.
Rockies Express has evaluated claims in accordance with the accounting guidance for contingencies that it deems both probable and reasonably estimable and, accordingly, has recorded no reserve for claims as of December 31, 2015 and 2014.
Mineral Management Service Lawsuit
On June 30, 2009, Rockies Express filed claims against Mineral Management Service, a former unit of the U.S. Department of Interior (collectively “Interior”) for breach of its contractual obligation to sign transportation service agreements and to pay approximately $194 million for pipeline capacity that it had agreed to take on Rockies Express. The Civilian Board of Contract Appeals (“CBCA”) conducted a trial and ruled that Interior was liable for breach of contract, but limited the damages Interior was required to pay. On September 13, 2013, the United States Court of Appeals for the Federal Circuit issued a decision affirming that Interior was liable for its breach of contract, but reversing the CBCA's decision to limit damages. The case has been remanded to the CBCA for the purpose of calculating damages at a hearing. The dates for a hearing on damages have not been scheduled.
Michels Corporation Complaint
On June 17, 2014, Michels Corporation (“Michels”) filed a complaint and request for relief against Rockies Express as a result of work performed by Michels to construct the Seneca Lateral Pipeline in Ohio. Michels seeks unspecified damages from Rockies Express and asserts claims of breach of contract, negligent misrepresentation, unjust enrichment and quantum meruit. Michels has also filed notices of Mechanic's Liens in Monroe and Noble Counties, asserting $24.2 million as the amount due. The case is currently scheduled to go to trial in April 2017. Rockies Express also previously filed Petition for Declaratory Judgment, Injunctive Relief and Damages against Michels in Johnson County, Kansas. That claim was dismissed without prejudice in September 2015. Rockies Express believes Michels' claims are without merit and plans to continue to vigorously contest all of the claims in this matter.
Environmental
Rockies Express is subject to a variety of federal, state and local laws that regulate permitted activities relating to air and water quality, waste disposal, and other environmental matters. Rockies Express believes that compliance with these laws will not have a material adverse impact on its business, cash flows, financial position or results of operations. However, there can be no assurances that future events, such as changes in existing laws, the promulgation of new laws, or the development of new facts or conditions will not cause Rockies Express to incur significant costs.

11. Subsequent Events
Subsequent events, which are events or transactions that occurred after December 31, 2015 through the issuance of the accompanying financial statements, have been evaluated through February 26, 2016.
Members' Equity
Rockies Express paid distributions of $50.6 million and $34.1 million to its Members and received contributions from Members of $20.6 million and $27.2 million in January 2016 and February 2016, respectively.